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For information contact: Tom Gelston – Director, Investor Relations (203) 222-5943

TEREX FILES 2005 ANNUAL REPORT ON FORM 10-K

WESTPORT, CT, May 17, 2006 -- Terex Corporation (NYSE: TEX) today announced that it has filed its Annual Report on Form 10-K for the year ended December 31, 2005 as well as its quarterly reports on Form 10-Q for the first, second and third quarters of 2005. Terex also confirmed 2005 revenues of $6.4 billion and announced net income of $188.5 million, or $3.69 per share, for 2005, as compared with 2004 revenues of $5.0 billion and net income of $324.1 million, or $6.34 per share(1). Excluding the impact of special items, net income was $208.7 million, or $4.08 per share, in 2005(2), compared to net income of $123.1 million, or $2.41 per share, for 2004. The tax rate for 2005 was 33.1%, excluding $5.5 million of tax expense related to the repatriation of cash in accordance with the American Jobs Creation Act, which has been identified as a special item. Stockholders’ equity as of December 31, 2005 was $1,161 million, and the Company’s return on invested capital(3) for 2005 was 21.5%.

Additionally, the Company announced that it will be holding the Annual Meeting of Stockholders of Terex Corporation on Wednesday, May 31, 2006, at 10:00 a.m., local time, at the corporate offices of Terex Corporation, located at 500 Post Road East, Westport, Connecticut.

(1)

As previously reported, Terex's 2003 net income included a valuation allowance of $200.7 million reducing its U.S. deferred tax assets, negatively impacting net income. This $200.7 million expense was reversed and has a positive effect in the 2004 period, representing $3.93 per share of net income. The establishment of the valuation allowance and the reversal of the valuation allowance have each been treated as a special item in the respective year.

(2)

Special items in 2005, net of tax, include charges for investigation costs associated with the Company’s internal review ($5.7 million), the tax expense related to the repatriation of cash in accordance with the American Jobs Creation Act ($5.5 million), asset impairment charges in relation to the American Truck Company joint venture ($4.1 million), costs associated with lease terminations of certain former operating locations ($2.1 million), the write-down of notes receivable associated with previously sold businesses ($1.6 million), as well as charges related to various restructuring activities and asset impairment charges ($1.9 million), offset partially by the gain on the sale of a facility in the Czech Republic ($0.7 million).

(3)

Return on invested capital (ROIC) is calculated as the trailing four quarters operating income, excluding special items, divided by the sum of the trailing four quarters average stockholders’ equity and the trailing four quarter average net debt.

Safe Harbor Statement

The press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; Terex’s business is sensitive to fluctuations in interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex’s ability to timely manufacture and deliver products to customers; possible work stoppages and other labor matters; Terex’s debt outstanding and the need to comply with restrictive covenants contained in Terex’s debt agreements; Terex’s ability to file its periodic reports with the SEC on a timely basis; the previously announced SEC investigation of Terex; Terex’s ability to maintain adequate disclosure controls and procedures and adequate internal controls over financial reporting; Terex’s implementation of a global enterprise system and its performance; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of Terex’s business; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2005 revenue of $6.4 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com